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                                                                   Exhibit 10.15


                      TERMINATION AND CONSULTING AGREEMENT
                           AND GENERAL MUTUAL RELEASES

         THIS TERMINATION AND CONSULTING AGREEMENT AND GENERAL MUTUAL RELEASES (this "Agreement") is entered into effective the 6th day of October, 2001 by and among e-MedSoft.com, dba Med Diversified, on the one hand (collectively "e-Med" or "Company"), and John F. Andrews, on the other hand (hereafter "Andrews").

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                                    RECITALS:

         WHEREAS, Andrews is one of the founders of e-Med, and he has been its Chairman and Chief Executive since early January, 1999.

         WHEREAS, the Company has for some time been transitioning its business from primarily a health care technology business to primarily a health care service business, such transition having included the merger with Chartwell Diversified Services, Inc. as well as other announced mergers and expansion approaches under advisement.

         WHEREAS, the parties wish to insure that Andrews continue on with the Company during its transition, that he be compensated for a termination of his current employment agreement and that he be compensated for services to be provided in the future for the benefit of the Company.

         WHEREAS, the parties have various disputes that they elect not to enumerate herein, but the disputes are acknowledged by each party to constitute claims that could be asserted between and amongst the parties to this Agreement and/or the third party beneficiaries to this Agreement.

         WHEREAS, Andrews desires to receive the consideration set out herein and further desires to stay on with the Company to assist it during this transition.

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         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:

         1. TERMINATION OF EMPLOYMENT. All outstanding and existing employment agreements between the parties hereto, as well as all related claims and rights by Andrews related thereto (hereinafter "employment contract"), are hereby terminated and of no further force and effect. Notwithstanding the foregoing, all obligations of Andrews (not the Company) - past, present and future - under the employment contract that, pursuant to its terms, survive its termination (directly or indirectly) remains in full force and effect.

         2. BENEFIT OF EMPLOYMENT CONTRACT. The Company hereby agrees to provide Andrews with warrants to purchase common stock of the Company, exercisable at $.01 per share, pursuant to a schedule in which Andrews shall receive the warrants out of escrow as set


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forth on Schedule "A" hereto. The warrants set forth in Schedule "A" are deemed to be consideration for all of the covenants herein, including, but not limited to the services of Andrews as a consultant and member of the Board of Directors of the Company. The warrant rights under this Agreement (and any other rights hereunder for payment to Andrews) shall replace and supercede all rights of Andrews under any prior agreement between and amongst Andrews and the Company.

         3. CONSULTING AGREEMENT. Andrews agrees to remain on the Company's Board of Directors from the date of this Agreement through and including April 30, 2003. (While on the Board, Andrews shall enjoy the same privileges and protections afforded by the Company to all its Board members. For a period of eighteen months, Andrews agrees to consult with the Company as and when the Company sees fit - but not on an exclusive basis - relative to matters that the Company may deem important from time to time. In exchange for the covenants and conditions of this Agreement, Andrews shall be paid his current salary and all benefits other than stock or warrant options (as previously set forth under the employment contract), on a pro rata basis for a period of sixteen months from and after the date of this Agreement.

         The first five months of Andrews' salary and outstanding expenses/___ shall be paid to him concurrently herewith. The parties understand and agree that Andrews may undertake permanent employment with a person other than the Company. The consulting and Board duties of Andrews, under this Agreement, shall be undertaken by him in a manner that does not create a conflict in scheduling or material obligations with any other employment he elects to undertake; provided, however, that between the date of this Agreement and November 15, 2001, Andrews shall work with the Company on "best efforts" basis in assisting in the transition plans appertaining to the various mergers and expansions the Company is now undertaking. Andrews' obligations under the terms of this consultation provision shall include the obligation to participate in any discovery, or evidentiary proceeding (which shall include providing declarations) necessary to protect the Company in any legal action now pending, or arising from conduct during the period that Andrews served as an officer or director of the company. Andrews' obligations herein, regarding litigation activities, are a material and crucial element of this agreement.

         4. NON-COMPETITION. Andrews agrees, as a condition to receipt of the value and the consideration hereunder, that he will refrain from being employed by any business - public, private or operating through a limited liability company or other juridic entity - which directly or indirectly competes with e-Med. A company (e.g., any future employer of Andrews) shall be deemed a competitor if its present or future business plan includes any commercial activity of any kind with any company, entity or person that is reasonably the subject of Med's current or future business plans as those current or future business plans are or have been delineated, limited, drafted and announced to the general public under e-Med's historical public filings and press releases. This covenant not to compete shall be limited to a period of three years and shall include any employment within the continental United States. Additionally, any Internet business will be deemed to be a competitor if it is reasonably likely that the conduct of that business would be facilitated by the use of Company trade secrets or Company proprietary knowledge. (This non compete includes, without limitation, those companies which are in the alternate site healthcare services sector or those companies who provide or could provide applications software to alternate site healthcare sector companies.) During the claim period


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below all warrants will still accrue and be available to Andrews but in the event Andrews does not cure the breach within the 30 day period, Andrews shall cease thereafter to have a right to any further stock or warrants under the terms of this Agreement, including but not limited to, the warrants set forth in Schedule "A", and Andrews shall cease to have a right to any money or other consideration whatsoever. Nothing herein limits or reduces in any way the obligations of Andrews that survive his employment contract, including, without limitation, the obligation to protect from unlawful disclosure the Company's proprietary technology and trade secrets; and any breach of Andrews continuing obligations surviving his employment contract shall also render any consideration due him hereunder voidable and cancelable at the Company's option. This non-competition provision set forth above is a material part of this Agreement, and, accordingly, for any claim of breach by the Company, Andrews will have 30 days to cure the claim after having received written action by the Company.

         5. TRADEABILITY OF SHARES. Upon exercising any warrants hereunder, under no circumstances may Andrews sell more that 30,000 shares in any 24-hour period, at any time or for any reason. For purposes of this Agreement, a sale shall include any transfer, conveyance, margin, option, hedge, pledge, sale, or transaction of any kind. e-Med shall be entitled to a written accounting of sales of the shares at the conclusion of every month following the execution of this Agreement. The failure to provide an accurate accounting and/or the failure of Andrews to comply with this subparagraph shall render all unused warrants voidable and cancelable at the Company's discretion. Said accountings must include the original statements provided to Andrews by his designated broker. Andrews agree that he will inform any broker handling the shares or warrants under the terms of this Agreement of the limitations set forth herein and he shall provide said broker with irrevocable instructions to comply with those provisions and to provide e-Med with a copy of all documents reflecting any transaction in e-Med shares on behalf of Andrews.

         6. RELEASES. Exempting the obligations set out in this Agreement, the parties hereto, for themselves and for their respective officers, directors, former officers, former directors, legal predecessors, successors, assigns, and those who at any time purport for any reason to be acting in association with them or on their behalf, do hereby forever and finally release, relieve, acquit, remise, absolve and discharge each other and their respective past and present employees, officers, partners, associates, affiliates, subsidiaries, related companies, joint venture partners, directors, former directors, agents, representatives, attorneys, shareholders, parents of shareholders, spouses, children, fiancees and former spouses from any and all losses, claims, debts, liabilities, demands, obligations, promises, acts, omissions, agreements, costs and expenses, damages, injuries, suits, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, that they may have against each other (or against their past and present employees, officers, partners, associates, affiliates, subsidiaries, related companies, joint venture partners, directors, former directors, agents, representatives, attorneys, shareholders, spouses, children, fiancees and former spouses) based upon, related to, or by reason of any matter, cause, fact, act or omission occurring or arising at any moment from the beginning of time to the date of execution hereof, including, without limitation matters existing by reason of any contract (express or implied in fact or implied in law), lies, liability, cause, tort, statutory violation, fact, thing, act or omission whatever, occurring or existing at any time up to the execution of this Agreement. Each person released by operation of this Agreement is an intended third party beneficiary of this Agreement.


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Notwithstanding the releasing language above, and notwithstanding the releasing language below, and notwithstanding any provision of this Agreement, Med does not release Andrews from any obligation arising from this Agreement, any obligations arising from his employment contract that survives its termination, and any liability for any statutory violation or intentional tort perpetrated during Andrews' tenure as President of Med.

         7. RELATED PARTIES. Other than parties identified in the immediately preceding paragraph, the term "related companies" as used herein shall mean any person or company that a person released by operation of this Agreement has an ownership interest in or a legal affiliation with of any kind, whether that interest or legal affiliation is held or reflected as a partnership interest (in the case of a partnership), a membership interest (in the case of a limited liability company), a stock interest (in the case of a corporation), a joint venture interest (in the case of other contractual relationships) or any other interest recognized under the law (including, e.g., a direct beneficial interest or and indirect beneficial interest such as one sounding in guardianship or trusteeship on behalf of other direct beneficiaries) - including, without limitation, Francis P. Magliochetti, Pattie Magliochetti, National Century Financial Enterprises, Inc., Cera Investment Trust, Trammel Investors, LLC, Donald H. Ayers, Elise Ayers, Rebecca R. Parrett, Lance K. Poulsen, Barbara Poulsen, TSI Technologies and Holdings, LLC, Emanuel Barling, Jr., John F. Andrews, Rex Julian Beaber, Mitchell J. Stein, Health Med, Coca Corporation, Elsa Aviation, Inc., Vicky Andrews, Tracey Stein (Hampton), and their respective past and present employees, officers, partners, associates, affiliates, subsidiaries, related companies, closely held companies, joint venture partners, directors, former directors, agents, representatives, attorneys, shareholders, parents of shareholders, spouses, children, fiancees, former spouses or any company any of the related companies has an ownership interest or a shareholder interest in, directly or indirectly - it being the intention of the parties that all "related companies" of the persons released above shall by this document be released as well from any liability and shall receive the same protection under this Agreement as has been provided to the persons actually named herein. Nothing in this Agreement shall effect or have any applicability whatsoever to the rights of the parties hereto as against Seuge International, Inc., currently a Debtor in Possession in Los Angeles Bankruptcy Court.

         8. FINALITY AND SCOPE OF RELEASES. The parties hereto acknowledge and agree that it is their intention, through this Agreement and the releases set forth above, to fully, finally and forever settle and release each other from all those matters released herein, and all claims related thereto, which do now exist, may exist or heretofore have existed or may hereafter exist. It is the intent of the parties to this Agreement to release each other from claims or causes of action arising from facts that were willfully, wrongfully, or tortiously concealed from the aggrieved party.

         9. RELEASES OF UNKNOWN OR UNSUSPECTED CLAIMS. THE PARTIES HAVE BEEN INFORMED BY THEIR RESPECTIVE ATTORNEYS AND ADVISORS ABOUT CALIFORNIA CIVIL CODE
SECTION 1542, AND THE PARTIES ACKNOWLEDGE THAT THEY ARE FAMILIAR WITH AND HEREBY EXPRESSLY WAIVE THE PROVISIONS OF THIS SECTION, AND ANY SIMILAR STATUTE, CODE, LAW OR REGULATION OF ANY STATE IN THE UNITED STATES TO THE FULLEST EXTENT THAT THEY MAY WAIVE SUCH RIGHTS AND BENEFITS. SECTION 1542 OF THE CALIFORNIA CIVIL CODE PROVIDES:


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                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR
                  DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         10. FINAL ACCORD AND SATISFACTION. This Agreement and the releases contained herein are intended to be final and binding between the parties hereto and are further to be effective as a full and final accord and satisfaction between the parties hereto, and each party to this Agreement expressly relies on the finality of this Agreement as a substantial, material factor inducing that party's execution of this Agreement.

         11. THE EFFECT OF DISCOVERY OF DIFFERENT OR ADDITIONAL FACTS. The parties hereto acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, or related or associated parties in addition to or different from those which are listed herein and which the parties believe to exist, pertaining to the matters released herein. Nevertheless, it is the intention of the parties hereto, through this Agreement and the releases herein, to fully, finally, and forever settle and release all such matters, and all claims and parties related thereto, which do now exist, may exist in the future or heretofore have existed. In furtherance of such intention, the releases herein given shall be and remain in effect as a full and complete release of such matters and parties, notwithstanding the discovery or existence of any such additional or different claims or facts or parties related thereto by the parties hereto. In entering into these releases, the parties hereto are not relying upon any statement, representation, inducement or promise of any other parties, except as expressly stated in this Agreement. It is the intent of the parties to this Agreement to release each other from claims or causes of action arising from facts that were willfully, wrongfully, or tortiously concealed from the aggrieved parties.

         12. ASSUMPTION OF RISKS. In entering into the releases contained herein, the parties hereto recognize that no facts or representations are ever absolutely certain; accordingly, each party hereto assumes the risk of any misrepresentation, concealment or mistake, and if any party hereto should subsequently discover that any fact the said party relied upon in entering into this Agreement was untrue, or that any fact was concealed from that party, or that any understanding of the facts or the law was incorrect, said party shall not be entitled to set aside this Agreement by reason thereof, regardless of any claim of fraud, misrepresentation, promise made without the intention of performing it, fraud in the inducement, concealment of fact, mistake of fact or law, or any other circumstances whatsoever. This Agreement and the releases contained herein are intended to be final and binding upon the parties hereto, and each of them, and is further intended to be effective as a full and final accord and satisfaction among the parties hereto, regardless of any claim of fraud, misrepresentation, promise made without the intention of performing it, fraud in the inducement, concealment of fact, mistake of fact or law, or any other circumstances whatsoever. Each party relies upon the finality of this Agreement and the releases herein as a material factor inducing the party's execution of the Agreement.

         13. GENERALITY AND SPECIFICITY OF RELEASES, COVENANT NOT TO SUE OR MAKE CLAIMS. The parties hereto intend these releases to be construed in the broadest possible terms so that the


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effect of this Agreement is that the persons released hereby may not be sued by the persons releasing them hereby, whether directly or indirectly, and no claims may be made related to such releases whether by way of offset or otherwise or indeed in any manner and for any reason, under any theory of fact, under any theory of law, under any alleged set of facts, under any alleged reading of the law and under or pursuant to any claim of any kind, including (without limitation) claims for negligence, breach of contract, fraud, theft, breach of fiduciary duty, lender liability and indeed for any of the disputes set out in any of the recitals set forth above.

         14. AUTHORITY AND AUTHORIZATION OF AGREEMENT. Each party has all necessary power and authority to exercise and deliver this Agreement and the other closing documents to which it is a party, to consummate the transactions contemplated by this Agreement, and to perform all the terms and conditions of this Agreement and any closing documents to be performed by him or it. No other proceedings on the part such party are necessary to authorize this Agreement or to consummate such transactions. This Agreement, and the other documents, certificates, and instruments delivered by each party hereafter, have been duly executed and delivered by such party and constitute the legal, valid, and binding obligations of such party, enforceable against him or it in accordance with their terms.

         15. C--- AND APPROVALS; NO VIOLATIONS. The execution and delivery by such party of this Agreement and the other closing documents to which he or it is a party do not, and the consummation by such party of the transactions contemplated hereby and compliance by such party with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligations or the loss of a benefit under or result in the creation of any lies upon or right of first refusal with respect to any of the properties or nature of such party under, (i) any provision of the articles of incorporation or bylaws of such party; and (ii) any loss or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concessions, franchise of __ applicable to such party.

         16. COOPERATION AND MUTUAL REFERENCES. The parties hereto agree to cooperate as is necessary to effectuate the terms of this Agreement and a smooth transition from an accounting, tax and operational standpoint. The parties will provide mutual favorable references to each other relative to their future business activities.

         17. GOVERNING LAW AND ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions. Any dispute hereunder shall be arbitrated before the American Arbitration Association in Los Angeles, California. The arbitration shall be binding. The prevailing party shall NOT have a right to an award of any attorney fees or costs. Each side must bear their own attorney fees and costs. Andrews and the Company waive any argument that Los Angeles is an improper or inconvenient forum. Should any provision of this Agreement require interpretation by an arbitrator or court of competent jurisdiction, it is agreed by the parties that the arbitrator or court interpreting this Agreement shall not apply a presumption that the terms of this Agreement shall be more strictly construed against one party by service of the rule of construction that a document is to be construed more strictly against the party who by such party or through such party's agent prepared such document, it being agreed that the agents of all parties have participated in the preparation of this Agreement.


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         18. PARTIES IN SIGNING. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, the signatures to this Agreement may be made by fax transmission, and the fax transmittal signature may be attached to this Agreement as if it was an original.

         20. ENTIRE AGREEMENT. The parties warrant and represent that their entering into this Agreement is free and voluntary and has not been induced or influenced by any representation, promise or other agreements or understandings other that those expressed herein. This Agreement, including the other documents referred to herein and therein which form a part hereof and thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties of any kind.

         21. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by a written instrument executed by all of the parties. Any waiver of any term, covenant or condition of this Agreement by any party hereto shall not be effective unless set forth in writing, signed by the party granting such waiver, and in no event shall any such waiver be deemed to be a waiver of any other term, covenant or condition of this Agreement or of any subsequent waiver of the same term, covenant or condition.

         22. SEVERABILITY. In case any provisions in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will no in any way be affected or impaired thereby.

         23. ARBITRATION AND JURISDICTION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association in the County of Los Angeles, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party hereby irrevocably waives, and agrees not to assist, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that is not personally subject to the jurisdiction as provided herein for any reason other than the failure to lawfully serve process; (ii) that it or its property is not subject to such jurisdiction; (iii) that the proceeding is brought in an inconvenient forum;
(iv) that the venue of such proceeding is improper; and (v) any right to a trial by jury.

         24. REPRESENTATION BY COUNSEL. Andrews acknowledges that he has been advised by his own counsel regarding this Agreement. Neither Rex Julian Beaber nor Mitchell J. Stela acted as legal counsel to Andrews regarding any aspect of this Agreement and in entering into this Agreement, Andrews is not, and does not, rely on any representations by Stela or Beaber regarding the applicable facts or law.


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         WHEREFORE, the parties have set their hands and signatures hereto to signify their full acceptance to the foregoing terms and conditions and their irrevocable intent to be bound thereby.


MED DIVERSIFIED                                 JOHN F. ANDREWS



By:                                             By:
    ----------------------------                    ----------------------------
    FRANK MAGLIOCHETTI                              JOHN F. ANDREWS
    Authorized Agent                                Individually


                                  SCHEDULE "A"*

October 15, 2001       150,000  (payable as soon as practicable after execution)
November 1, 2001       175,000
December 1, 2001       225,000
January 1, 2002        250,000
February 1, 2002       275,000
March 1, 2002          300,000
April 1, 2002          300,000
May 1, 2002            300,000
June 1, 2002           300,000
July 1, 2002           300,000
August 1, 2002         300,000
September 1, 2002      300,000
October 1, 2002        300,000
November 1, 2002       300,000
December 1, 2002       300,000
January 1, 2003        300,000
February 1, 2003       625,000
                     ---------
                     5,000,000


         *A warrant, reflecting the above obligation, shall be delivered to an escrow officer approved by the parties. Said escrow officer shall have no prior __ with any of the parties. In the event that Med does not elect an escrow officer acceptable to Andrews, Andrews may elect an alternate officer, in his own discretion, as long as that officer is a federally insured bank with offices in California. NOTWITHSTANDING THE ABOVE SCHEDULE, NO STOCK OR WARRANTS SHALL BE DELIVERABLE AND DUE UNDER THE TERMS OF THE AGREEMENT IF ANDREWS IS IN BREACH OF ANY MATERIAL TERM HEREIN. EACH OF WARRANTS, ABOVE, AND/OR THE STOCK, SHALL BE DELIVERED EACH MONTH. THE APPOINTED ESCROW AGENT SHALL BE WITHOUT POWER TO DELIVER, SELL OR TRANSFER ANY WARRANTS OR STOCK IN THE EVENT THAT MED OR ANDREWS IS IN BREACH OF ANY MATERIAL PROVISION OF THIS AGREEMENT. THE ESCROW OFFICER, AND THE PARTIES HERETO, SHALL EXECUTE AN ESCROW AGREEMENT WHICH EXACTLY MIRRORS THE PROVISIONS OF THIS AGREEMENT. IN THE ALTERNATIVE, ANDREWS HAS THE POWER TO DELIVER THIS AGREEMENT INTO ESCROW IN LIEU OF SAID ESCROW AGREEMENT.



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